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                                                                Exhibit 5.1







                                 April 30, 1997


     Chancellor Broadcasting Company
     12655 N. Central Expressway
     Dallas, Texas  75243

     Ladies and Gentlemen:

          We have acted as counsel to Chancellor Broadcasting Company, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended, with respect to the offer and sale by the Company of up to 2,020,857 shares (the "Shares") of the Class A Common Stock, par value $.01 per share, of the Company. Of the total Shares, up to 916,456 shares (the "Plan Shares") are issuable upon exercise of awards granted pursuant to the Company's 1996 Stock Award Plan (the "Plan") and up to 1,104,410 shares (the "Option Shares") are issuable upon exercise of certain stock options granted pursuant to certain option grant letters identified in the Registration Statement (the "Option Letters").

          In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Plan, the forms of option agreements under the Plan, the Option Letters and such corporate records, agreements, documents, and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

































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     Chancellor Broadcasting Company
     April 30, 1997
     Page

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates of officers and representatives of the Company.

          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

          1. When the Plan Shares are issued and delivered against receipt of payment therefor in accordance with the terms of the Plan and awards duly authorized in accordance with the terms of the Plan, the Plan Shares will be validly issued, fully paid and nonassessable.

          2. When the Option Shares are issued and delivered against receipt of payment therefor in accordance with the respective terms of the Option Letters to which they relate, such Option Shares will be validly issued, fully paid and nonassessable.

          The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

          The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. This opinion letter may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent, provided, we consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   WEIL, GOTSHAL & MANGES LLP

































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